Exhibit 10.5

RESTRICTED COMMON SHARE UNIT AWARD AGREEMENT

THIS RESTRICTED COMMON SHARE UNIT AWARD AGREEMENT (this “Agreement”) is entered into as of [Grant Date] (the “Effective Date”), by and between Whitestone REIT, a Maryland real estate investment trust (the “Company”), and [Participant] (the “Participant”). Capitalized terms not defined in this Agreement shall have the meanings ascribed to such terms in the 2018 Long-Term Equity Incentive Ownership Plan, as it may be amended from time to time (the “Plan”).

WHEREAS, the Company maintains the Plan, which is incorporated into and forms a part of this Agreement, and the Participant is an Employee and has been selected by the Committee to receive an award of Restricted Common Share Units under the Plan.

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1.         Restricted Common Share Unit Award. The Participant is hereby granted [Participant] Restricted Common Share Units (the “Units”) subject to the restrictions and on the terms and conditions set forth in this Agreement (the “Award”). Each Unit shall represent the right to receive one Common Share. The “target” number of Units awarded is [Total Number of Units] Units (the “Target Number of Units”); however, the actual number of Units that vest (referred to in this Agreement as the lapsing of the Period of Restriction) may range from zero to 200% of the Target Number of Units, depending on the extent to which the applicable vesting conditions set forth in the vesting schedule in Exhibit A are satisfied.

2.         Restriction on the Units.

(a)        Period of Restriction. Except as otherwise set forth herein, all the Units issued to the Participant pursuant to this Agreement shall be subject to a period of restriction (the “Period of Restriction”) during which the Participant’s rights in and to such Units shall be subject to the limitations and obligations set forth in this Section 2.

(b)        Lapse of Period of Restriction. The Period of Restriction shall lapse in accordance with the provisions of Exhibit A, which is attached hereto and forms part of this Agreement. During the period that the Units are subject to the Period of Restriction, such Units are referred to herein as “Restricted Units.”

(c)        Delivery of the Common Shares. Subject to Section 2(d) below, upon the lapse of the Period of Restriction, each Restricted Unit that vests shall be converted into the right to receive a Common Share to the extent Common Shares remain available for issuance under the Plan. Each remaining Restricted Unit that vests shall be converted into the right to receive in cash the Fair Market Value of a Common Share. The Company will deliver to the Participant a Common Share or the Fair Market Value of a Common Share, as applicable, for each such Unit on the applicable date of the lapse of the Period of Restriction or as soon as practicable (and in all events within 74 days) thereafter. The form of delivery of Common Shares (e.g., a share certificate or electronic entry evidencing such shares) shall be determined by the Company.

(d)        Termination of Service. Notwithstanding any other provision of this Agreement to the contrary, if the Participant’s service as an Employee terminates for any reason (or no reason), other than the Participant’s death or Disability, any Restricted Units that are subject to the Period of Restriction on the date of the Participant’s termination shall be immediately forfeited by the Participant and shall be automatically transferred to and reacquired by the Company at no cost to the Company, and neither the Participant nor his or her heirs, executors, administrators or successors shall have any right or interest in such Restricted Units or the underlying Common Shares. In the event of the Participant’s death or Disability, any Restricted Units that are subject to the Period of Restriction on the date of death or Disability shall immediately vest and the Participant or his or her heirs, executors, administrators or successors shall have the right and interest in such Restricted Units.

3.         No Rights as a Shareholder. Until Common Shares shall have been delivered to the Participant in accordance with Section 2(c) hereof, subject to the terms of this Agreement and the Plan, the Participant shall have no rights of a shareholder with respect to the Restricted Units, including no right to vote the Restricted Units and no right to receive current dividends or dividend equivalents with respect to the Restricted Units.

4.         Change in Control. Notwithstanding Section 2 of this Agreement, if the Participant holds Restricted Units at the time a Change in Control occurs, the Period of Restriction with respect to the Target Number of Units granted in Section 1 shall automatically lapse immediately prior to the consummation of such Change in Control. In addition to the above, all equity awards granted under this Agreement shall become fully vested at the higher of: (i) target vesting (100%); or (ii) performance vesting based on the level of achievement obtained under the criteria for vesting referenced in Exhibit “A” to the Award Agreement at the time of the Change in Control. “Change in Control” shall mean any of the following events:

i.

any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of trustees of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);

ii.

 as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the trustees of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of trustees of the Company immediately prior to such transaction;

iii.

 during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each Trustee of the Company first elected during such period was approved by a vote of at least two-thirds (2/3rds) of the Trustees of the Company then still in office who were (a) Trustees of the Company at the beginning of any such period, and (b) not initially (1) appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of a Person other than the Board, or (2) designated by a Person who has entered into an agreement with the Company to effect a transaction described in (i) or (ii) above or (iv) or (v) below;

iv.	a complete liquidation or dissolution of the Company; or

v.	the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

5.         Withholding and Responsibility for Taxes. Pursuant to Article 15.5 of the Plan, the Company, any Affiliate or any Subsidiary shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, any Affiliate or any Subsidiary, an amount sufficient to satisfy any federal, state, local or other taxes required by law to be withheld with respect to the Units.  The Participant may direct the Company to satisfy the withholding obligation with respect to the Units by the Company withholding Common Shares (otherwise deliverable pursuant to Section 2(c) above) having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes) that could be imposed on the transaction and, in any case in which it would not result in additional accounting expense to the Company, in excess of the minimum statutory withholding amount. The Participant understands that he or she (and not the Company, any Affiliate or any Subsidiary) shall be responsible for his or her own tax liability that may arise with respect to the Units and any Common Shares issued pursuant to this Agreement.

6.         Restrictions on Transfer. During the Period of Restriction, the Participant shall not sell, transfer, pledge, hypothecate, assign, exchange or otherwise dispose of the Restricted Units. Any attempted sale, transfer, pledge, hypothecation, assignment, exchange or other disposition shall be null and void and of no force or effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

7.         Plan Provisions Control. This Agreement is subject to the terms and conditions of the Plan, which are incorporated herein by reference. Notwithstanding anything to the contrary contained herein, the provisions of the Plan shall govern if and to the extent that there are inconsistencies between the provisions of the Plan and the provisions of this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan prior to the execution of this Agreement.

8.         No Rights Conferred. Nothing in this Agreement shall give the Participant any right to continue in the employ or service of the Company, any Affiliate or any Subsidiary and/or as a member of the Company’s Board of Trustees or in any other capacity, or interfere in any way with the right of the Company, any Affiliate or any Subsidiary to terminate the employment or services of the Participant.

9.         Consent to Electronic Delivery. The Company may choose to deliver certain materials relating to the Plan in electronic form. By accepting this Agreement, the Participant agrees that the Company may deliver the Plan prospectus and the Company’s annual report to the Participant in an electronic format. If at any time the Participant would prefer to receive paper copies of these documents, please contact the Chief Financial Officer of the Company to request paper copies of these documents.

10.        Adjustments. The number and kind of shares covered by this Agreement and other terms in this Agreement may be appropriately adjusted in accordance with Section 4.2 of the Plan.

11.        Compliance with Section 409A of the Code. The Participant hereby consents (without further consideration) to any change to this Agreement or the Award so the Participant can avoid paying penalties under Section 409A of the Code, even if those changes affect the terms and conditions of this Agreement of the Award and reduce its value or potential value.

12.        Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned or transferred in whole or in part by the Participant, nor may the Participant delegate any duty or obligation under this Agreement, and any attempt to so assign, transfer or delegate shall be null and void and of no force or effect.

13.        Interpretation of this Agreement. All determinations and interpretations made by the Committee with regard to any questions arising under the Plan or this Agreement shall be final, binding and conclusive as to all persons, including without limitation the Participant and any person claiming rights from or through the Participant.

14.       Venue. Each party to this Agreement hereby irrevocably (i) consents and submits to the exclusive jurisdiction of the state and federal courts in Harris County, Texas in connection with any disputes arising out of this Agreement, and (ii) waives any objection based on venue or inconvenient forum with respect to any action instituted therein arising under this Agreement or the transactions contemplated hereby, and agrees that any dispute with respect to such matters shall be heard only in the courts described above.

15.       Governing Law; Entire Agreement; Amendment. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to such state’s conflict of laws principles. The Plan and this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof; provided, however, that if the Participant is party to an employment, change in control or similar agreement with the Company or an Affiliate and such agreement contains terms applicable to equity awards of the type granted by this Agreement that are more favorable to the Participant than is provided for in this Agreement, the terms of such employment, change in control or similar agreement shall control. This Agreement may be amended by the Committee, subject to the Participant’s consent if such amendment materially and adversely affects the rights of the Participant, except that the consent of the Participant shall not be required for any amendment made pursuant to Section 4.2 or Section 15.11 of the Plan, or as set forth in Section 11 of this Agreement.

16.       Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) when delivered personally, or (ii) three days after being deposited in the United States mail, by certified or registered mail, postage prepaid, or (iii) the next business day after sent by nationally recognized overnight delivery service, and addressed, if to the Company, at its principal place of business, Attention: Chief Financial Officer, and if to the Participant, at his or her most recent address as shown in the employment or stock records of the Company.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Whitestone REIT

By:

Name:

Title:

Participant

Date:

Exhibit A

LAPSE OF PERIOD OF RESTRICTION

The purpose of this Exhibit A is to set forth the performance goals that will determine the number of Restricted Units that will vest, resulting in the lapsing of the Period of Restriction applicable to such Units and the issuance of one Common Share for each such vested Unit in accordance with the terms of the attached Restricted Unit Award Agreement (the “Agreement”). This Exhibit A is incorporated into and forms a part of the Agreement.

The Period of Restriction will lapse as follows:

On, or as soon as practicable after, December 31, 20XX, the Company will measure its 3-Year Total Shareholder Return (“TSR”) and compare it to the 3-Year TSR for the peer group below for the 3-year period ending December 31, 20XX. The beginning and ending average share price used to calculate the TSR are based on the average closing stock price for the 30 trading days preceding the start of the performance period and the average closing stock price for the last 30 trading days of the performance period, respectively. The Company will determine its rank/position in the list of the XX companies set forth below. The number of Units that vest, resulting in the lapsing of the Period of Restriction applicable to such Units and the issuance of one Common Share for each such vested Unit, may range from zero to 200% of the Target Number of Units, based on the Company’s position relative to the peer group, such number of Units to be determined by multiplying the Target Number of Units by the applicable Conversion Factor shown in the table below. The Period of Restriction will lapse when the Committee makes its final determination of the Company’s relative TSR rank/position.

Institution Name (2)	Ticker
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Whitestone REIT	WSR

Three Year (20XX–20XX) Relative Shareholder Return Performance Rank	Rank	Conversion Factor (1)
90th Percentile	X – X	2.0
75th Percentile	X – X	1.5
50th Percentile	X – X	1.0
35th Percentile	X – X	0.5
Less than 35th Percentile	X – X	0.0

(1)

The Conversion Factor determines the number of Units that vest, resulting in the lapsing of the Period of Restriction applicable to such Units and the issuance of one Common Share for each such vested Unit. Example: At the 75th percentile, the Period of Restriction will lapse with respect to 150% of the Target Number of Units and one Common Share will be issued for each such Unit.

(2)

If Total Shareholder Return is not available for any of the companies listed above due to (1) bankruptcy or (2) delisting due to not meeting the minimum share price requirements of the applicable stock exchange, then such company will be deemed to be at the lowest rank of the companies. If Total Shareholder Return is not available for any of the companies listed due to merger, acquisition or take-private transaction, then such company will be omitted from the list and the number of companies included in each percentile will be adjusted accordingly.